Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

December 16, 2013

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

399 Jefferson Road

Parsippany, New Jersey 07054

Ladies and Gentlemen:

We have acted as counsel to Pinnacle Foods Finance LLC, a Delaware limited liability company (“Pinnacle Foods Finance LLC”), Pinnacle Foods Finance Corp., a Delaware corporation (together with Pinnacle Foods Finance LLC, the “Issuers”), Pinnacle Foods Inc., a Delaware corporation (the “Parent Guarantor”) and the subsidiaries of the Issuers listed on Schedule I hereto (together with the Parent Guarantor, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $350,000,000 aggregate principal amount of 4.875% Senior Notes due 2021 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the related Guarantees will be issued under the indenture, dated as of April 29, 2013 (as supplemented, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Issuers will offer the Exchange Notes in exchange for $350,000,000 aggregate principal amount of their outstanding 4.875% Senior Notes due 2021.

-2-	DECEMBER 16, 2013

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee. We have assumed further that (i) Kennedy Endeavors, Incorporated (the “Washington Guarantor”) is validly existing and in good standing under the law of the State of Washington and has duly authorized, executed and delivered the Indenture in accordance with its Articles of Incorporation or Bylaws and (ii) the execution, delivery and performance by the Washington Guarantor of the Indenture and the issuance and performance of the Washington Guarantee did not, and will not, violate the law of the State of Washington or any other applicable laws (excepting the law of the State of New York and the federal law of the United States).

-3-	DECEMBER 16, 2013

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described above, the Exchange Notes will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

Schedule I

Subsidiary Guarantors

Entity Name	Jurisdiction of Incorporation or Formation
Avian Holdings LLC	Delaware
Birds Eye Foods, Inc.	Delaware
Birds Eye Foods LLC	Delaware
GLK Holdings, Inc.	Delaware
GLK, LLC	New York
Kennedy Endeavors, Incorporated	Washington
Pinnacle Foods Fort Madison LLC	Delaware
Pinnacle Foods Group LLC	Delaware
Pinnacle Foods International Corp.	Delaware
Rochester Holdco LLC	Delaware
Seasonal Employers, Inc.	New York